FOR IMMEDIATE RELEASE

Revlon Announces Pricing of New Senior Notes due 2011

Company Announces Increased Offering

NEW YORK, March 11, 2005 — Revlon, Inc. (NYSE: REV) today announced that its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), has priced its previously-announced offering of Senior Notes due 2011 (the "Notes"). The interest rate on the Notes has been set at 9½% and the transaction has been increased to $310 million, from the initially-announced $205 million, in response to investor demand. The transaction is expected to close on March 16, 2005. The closing of the offering is subject to customary closing conditions and there can be no assurances that the transaction will be consummated.

The net proceeds from the offering are expected to be used by RCPC (i) to retire all of the $116.2 million aggregate principal amount outstanding of its 8 1/8% Senior Notes due 2006 and all of the $75.5 million aggregate principal amount outstanding of its 9% Senior Notes due 2006, (ii) to pay related fees and expenses, including accrued interest and, with respect to the 9% Senior Notes, the applicable premium, and (iii) due to the increased size of the transaction, RCPC expects to use a portion of the net proceeds to prepay, and permanently reduce, a portion of the term loan facility of RCPC's credit agreement, together with the applicable prepayment fee associated with such prepayment. Any remaining balance will be available for general corporate purposes.

This press release does not constitute a call for redemption of the 8 1/8% Senior Notes or the 9% Senior Notes. The Notes will be sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proposed issuance of the Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Revlon

Revlon Consumer Products Corporation is a wholly-owned subsidiary of Revlon, Inc., a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex®, and Mitchum®.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including RCPC's plans to conduct the proposed issuance, to retire all of the 8 1/8% Senior Notes and 9% Senior Notes outstanding and to prepay a portion of the term loan facility of RCPC's credit agreement. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, 2004 Quarterly Reports on

Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2004 and 2005 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of RCPC to consummate the proposed issuance, to retire all of the 8 1/8% Senior Notes and 9% Senior Notes outstanding or to prepay a portion of the term loan facility of RCPC's credit agreement. Factors other than those referred to above could also cause the Company's results to differ materially from expected results.

Investor Relations Contact:	Media Contact:
Maria A. Sceppaguercio (212) 527-5230	Catherine Fisher (212) 527-5727